EXHIBIT 99.2
Final Transcript
Conference Call Transcript
GEF — Q4 2009 Greif Earnings Conference Call
Event Date/Time: Dec 10, 2009 / 010:00PM EST

CORPORATE PARTICIPANTS
Deb Stohmaier
Greif — VP Communications
Mike Gasser
Greif — Chairman & CEO
Don Huml
Greif — EVP & CFO
CONFERENCE CALL PARTICIPANTS
Chris Manuel
Keybanc Capital Market — Analyst
Jim Lucas
Janney Montgomery Scott — Analyst
Christopher Chun
Deutsche Banc — Analyst
Steven Chercover
D.A. Davidson & Co. — Analyst
Scott Blumenthal
Emerald Advisers, Inc. — Analyst
Gregory DiMarzio
Century Capital — Analyst
PRESENTATION
Operator
Greetings and welcome to the conference call. At this time all participants are in a listen only mode. A brief question and answer session will follow a formal presentation. (Operator Instructions). As a reminder this conference is being recorded. It is now my pleasure to introduce your host Deb Stohmaier of Greif Incorporated.
Deb Stohmaier — Greif — VP Communications
Good morning. As reminder you may follow this presentation on the web at Greif.com in the investor center under conference calls. If you don’t have the earnings release it’s also available on our website. We are on slide two.
The information provided during this morning’s call contains forward looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on slide two of this presentation, in the Company’s 2008 Form 10-K and in other Company SEC filings as well as Company earnings news releases.
As noted on slide three, this presentation uses certain non-GAAP financial measures including those that exclude special items such as restructuring charges and Timberland disposal. Management believes the non-GAAP measure provide better indication of operational performance and more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data. All non-GAAP data in the presentation are indicated by foot notes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the fourth quarter and fiscal year 2009 earnings release.
I will now turn the call over to Chairman and CEO, Mike Gasser.

Mike Gasser — Greif — Chairman & CEO
Thank you Deb. Good morning, everyone. Thank you for joining our conference call today. For those following this presentation on the web, we are on slide four. I’m very happy to report that our fiscal 2009 has ended. However, I believe our solid defensive measures mitigated much of the unprecedented challenges while at the same time our reinforced offense allowed us to take advantage of some unparalleled opportunities.
At the beginning of 2009 and throughout, I have said that our goal was to end this year better than when we started it. Today, I can confidently say we did that. As difficult as 2009 was, Greif is a better and stronger company for it. On defense, during fiscal 2009 we adapted to a difficult global market conditions and bowed to raw material prices. Through the Greif Business System initiatives and other contingency actions, we achieved over $150 million in cost saving, exceeding our target. From these actions, we expect to fully realize permanent benefits of $120 million in fiscal 2010.
To fortify our offense, we closed on new senior secured credit facilities and issued senior notes in 2009 improving our financial position meaningfully. Our strong cash flow and balance sheet give us a financial flexibility to pursue profitable growth. Speaking of growth, we completed six tuck-in acquisitions and continue to pursue our robust pipeline of consolidation and product line extension opportunities in 2010.
Looking at the fourth quarter, we were encouraged by our operating results which were above the same period last year and significantly higher sequentially. Volumes continue to gradually improve and further cost savings were realized. Slide five outlines some of our key sustainability efforts. Each of these actions is intended to benefit the greater good, while also yielding return on investment to our business.
Two years ago, we challenged all Greif locations to reduce their energy usage by 10% by January 2010. We achieved this goal. And we will soon announce our new mid-term energy and carbon reduction goals to be realized by the end of 2015 in our aspirational long term goals set for the end of 2020.
We changed name of our timber segment to land management which reflects the focus of this business now. Where before we had been primarily concerned about responsible timber management and harvesting, we have evolved to consciously take advantage of the full range of opportunities our forest lands present, including wildlife stewardship, recreation and development.
Taking advantage of a product line extension, Greif is piloting rain water management system in two cities, which we hope to eventually scale to other regions of the world. We are also partnering with various organizations to create complementary water purification processes for communities with a lack of access to safe water.
Executive Vice-President Chief Financial Officer, Don Huml will now provide you with an update of our financial results.
Don Huml — Greif — EVP & CFO
Thank you, Mike. Good morning, everyone. Please go to slide six. Our net sales for the year decreased 26% due to lower sales volumes of 16%, foreign currency translation of 6% and lower selling prices of 4%. The lower sales volumes resulted from a dramatic decline in the global economy. And lower selling prices were primarily due to the pass through of a lower raw material cost. Importantly following a sharp drop in sales volumes in the first quarter, we achieved sequential growth for the remainder of the year, and exited 2009 with positive volume comparisons.
Operating profits before special items was $313 million for 2009 compared to $413 million last year. The decrease was primarily due to lower net sales. The cost reductions achieved under Greif Business System initiatives and specific contingency actions significantly offset these reductions. As these savings are annualized, they will provide further contributions in 2010.
Interest expense was $54 million for 2009, compared to $50 million the prior year. We expect an incremental increase in borrowing costs during 2010 from the 2009 levels due to the 2009 financing activities and further implementation of our growth strategy, partially offset by expected strong operating cash flows.

The effective tax rate for 2009 was 21.7% versus 23.6% a year ago. Based on current expectations and earnings mix projections, a realistic range for 2010 is 20% to 25%. Diluted earnings per share before special items were $3.32 in 2009, compared to $4.54 per class A share last year.
Free cash flow is approximately $180 million for 2009 which improved sequentially throughout the year. At year end, we were comfortably within our targeted debt to capital range as we strengthened our balance sheet during the second half of the year.
On slide seven, industrial packaging net sales decreased 26% to $2.3 billion for the year, primarily due to lower sales volumes in lower selling prices this year compared to last year. Operating profit before special items was $232 million for the year. The $83 million decrease from last year was primarily due to lower net sales, which was partially offset by lower raw material costs as compared to the previous year. In addition, cost reduction actions significantly offset the segment’s lower operating profit.
Now on slide eight, paper packaging net sales decreased 28% to $505 million on fiscal 2009. This was primarily due to lower sales volumes in selling prices. Operating profit before special items was $59 million for the year compared to $78 million last year due to lower net sales, partially offset by lower raw material costs especially for OCC. Recent announcements in the industry concerning a $50 to $70 per ton container board increase as early as next month, if realized would help resolve the price cost squeeze we are currently experiencing.
As shown on slide nine, our land management business formally known as Timber continues to perform as planned. The segment’s operating profit before special items was $21 million for the year, an increase of $2 million over last year. This amount includes $15 million from the sale of special use properties compared to $17 million last year.
Now on slide ten. Capital expenditures were $125 million for 2009, compared with $143 million last year. We anticipate that our 2010 capital expenditures will be similar to 2009. For 2010, we were cautiously optimistic due to our expectation of continued improvement in sales volumes and the full realization of 2009 permanent cost reductions. Because of this, we expect the class A earning per share before special items will be in the range of $4 to $4.25 for 2010.
That concludes my remarks. You should now go to slide 11. Mike and I will be pleased to answer your questions.
QUESTION AND ANSWER
Operator
Thank you. (Operator Instructions). Our first question comes from Chris Manuel with Keybanc Capital Market. Please state your question.
Chris Manuel — Keybanc Capital Market — Analyst
Good morning, gentlemen.
Mike Gasser — Greif — Chairman & CEO
Good morning.
Chris Manuel — Keybanc Capital Market — Analyst
Couple questions. First let’s start with if I can a couple of the special items through the quarter, the asset disposals you had. Can you differentiate for us what was within I think you have given some color within timber and then what was I’m assuming the balance in the industrial business. Can you differentiate between those and then, B, what was the component that was in the industrial business? Can we get some color there?

Don Huml — Greif — EVP & CFO
Yes, Chris. The asset disposition gains for the quarter were about $25 million. One-third of that would have been the gain on the sale of special use properties. And two-thirds of that represents the sale of facilities and you are likely to see that be a bit elevated as a result of all of the rationalization activities. And so we would anticipate for next year we would see some increase in asset disposition gains. So would really look to a range of $20 million to $30 million perhaps being closer to the upper end of that range for next year.
Chris Manuel — Keybanc Capital Market — Analyst
And then for the full year, the $34 or so million, was it at a similar split?
Don Huml — Greif — EVP & CFO
About — yes, that would be a similar split.
Chris Manuel — Keybanc Capital Market — Analyst
And so just so I understand this correctly, and my second question is going to move on to the bridge that you gave us for 2010 numbers, the $4 to $4.25, if we could walk through how we get from 2009 to 2010, some of the components. It sounds like you will have more in the way of asset disposition gains and if I heard you correctly that’s something in the $20 million to $30 million range.
Don Huml — Greif — EVP & CFO
Yes.
Chris Manuel — Keybanc Capital Market — Analyst
Total amount. So the incremental increase will be approximately what?
Don Huml — Greif — EVP & CFO
Well, why don’t we walk through the bridge in the various steps.
Chris Manuel — Keybanc Capital Market — Analyst
Yes.
Don Huml — Greif — EVP & CFO
So if we start with the operating profit of $313 million for 2009, the first step in the bridge would be the higher volumes. And basically the assumption is they will improve by about 9% at our — at the contribution margin that we have been experiencing. That would contribute about $75 million.
Chris Manuel — Keybanc Capital Market — Analyst
So you just said 9% of volume increase?

Don Huml — Greif — EVP & CFO
Yes. Now, Chris, as you know, in the first half of the year for 2009 our volumes were down 20%. We have exited the year basically the fourth quarter was down 9%. And so we are definitely going to — if you just assume a steady state and no further improvement, you’re basically going to see about a 7.5% increase based on the volumes being down 20% during the first half of 2009. The third quarter was down 18% and then the fourth quarter down 9%. So again, you basically have assuming no change in the run rate about a 7.5% improvement. We are assuming a gradual recovery in the global economy and that that would contribute organic growth of about 2% to 3% above that.
Chris Manuel — Keybanc Capital Market — Analyst
So we are starting at $313 million, 9% volume growth.
Don Huml — Greif — EVP & CFO
That’s right. The next step in the bridge would be a step down. We are taking a cautious approach with respect to paper packaging and the price cost squeeze. As you know, China is a large buyer of OCC. There is strong economic activity. There is some concern about a possible spike in recycled fiber. We think it’s prudent to include a provision for that. So we are basically saying OCC could increase $30 to $40 per ton. So we have a step down of $15 million. We have the expectation of a carry over of cost savings basically the full year benefit of $60 million and we are assuming a return of the nonpermanent items of $30 million. So that would be a $30 million contribution.
Chris Manuel — Keybanc Capital Market — Analyst
Okay.
Don Huml — Greif — EVP & CFO
The pension expense will be increasing by about $10 million due to lower discount rate. And then we are assuming that acquisitions and we basically completed one subsequent to the end of the year that acquisitions would contribute $10 million.
Chris Manuel — Keybanc Capital Market — Analyst
Okay. That’s helpful.
Don Huml — Greif — EVP & CFO
And then below the operating profit line, just annualizing the increase in financing cost related to the new note offering, that would be an increase in interest expense of about $15 million. That basically would get you to the guidance.
Chris Manuel — Keybanc Capital Market — Analyst
And that’s helpful. Then the last question and I will turn it over. Mike, could you — Don started to do this. Maybe give us a sense of what the volume trajectory has looked like? I know looking at it the quarter can be misleading because you had August that you were lapping difficult and October you were starting to lap more easy. Maybe give us a sense what October or November looked like in the industrial business in the drum side?
Mike Gasser — Greif — Chairman & CEO
Yes, Chris. What we did last quarter and I will give you a bunch of numbers I think because I think it will put it in perspective how our volume has been gradually improving toward the tail end of this year. And then I will get to your specific question right at the end. But if you can bear with me here and I will compare the fourth quarter this year to the third quarter this year. Sequential change. And I will give it to you by region, Chris. So Europe was down between flat to 5% down. And that really is because of the seasonality of the business, the third quarter is always stronger than the fourth quarter in Europe. Asia was up 15% to 20%. North America was up 5% to 10%. And Latin America was flat.
If we compare fourth quarter to fourth quarter and we are comparing a strong fourth quarter last year to this fourth quarter. Europe was flat, Asia was up 25% to 30%, North America was down 5% to 10% so that was an improvement and Latin America was down 5% to 10%. If we look at just October to October, in total, the business was up 6% over last year. And if we look at November to November, just in total November this year to November of last year, we were up 9%. That shows you that gradually throughout the year volumes have started to improve in the industrial segment.

Chris Manuel — Keybanc Capital Market — Analyst
Okay. That’s helpful. So the trajectory does — and supports your plus nine for the year as exit rate from November to November.
Mike Gasser — Greif — Chairman & CEO
We are actually hitting that right now.
Chris Manuel — Keybanc Capital Market — Analyst
Thanks. I will jump back in the queue.
Operator
Our next question comes from Jim Lucas with Janney Montgomery Scott. Please state your question.
Jim Lucas — Janney Montgomery Scott — Analyst
Thanks. Good morning.
Mike Gasser — Greif — Chairman & CEO
Good morning.
Jim Lucas — Janney Montgomery Scott — Analyst
Two questions here. Unrelated. First if we could — give us more color what you are seeing within the acquisition environment? You said you had one more close subsequent and believe that you are looking at the nine that you closed last year. You’ve talked about the pipeline in the past. Maybe give us an update what you are seeing out there not only in terms of maybe the types of properties as well as what you are seeing from a valuation standpoint. And secondly, at the beginning I thought it was somewhat curious mentioning the rain water management systems and purifications. Could you talk a little bit more about what exactly you are doing there and is this potentially a new growth market for you?
Mike Gasser — Greif — Chairman & CEO
Yes, Jim. I will start with your first question, the acquisitions. Give you an update and where we are at in the funnel and where we start where we left off last quarter. If you recall we mentioned that we had eleven deals in the pipeline at the end of the third quarter. During the fourth quarter we actually closed on two of those deals. And to put it in perspective the multiples were from 4.1 to 6.2 so that gives you the range of the deal close for those two deals. The purchase price combined purchase price between the two of them was less than $55 million so they weren’t really large deals. And the sales were about 1.5 times. The sales about 1.5 times the purchase price. Those were the two deals that closed in the fourth quarter.
As we mentioned in our opening remarks we did close six deals total in 2009. But generally they were one plant small type acquisitions. Also during the fourth quarter, there were two deals in the pipeline that actually got canceled because they didn’t meet our expectations from a profitability standpoint. But quite honestly they were quite small deals anyways. And there was one new deal added to the pipeline.
So right now as of the end of October, we have eight deals in the pipeline. And they are really split 50/50 between being consolidations and new product extension. But product line extension. So it’s 50/50 between those two. The deal range, Jim, is between five and seven times EBITDA so that would be the multiple range to give you an idea. The cumulative purchase price if we would consummate all eight of them would be a little south of $450 million. And corresponding sales that would come with that would be a little bit less than two times the purchase price.
So that gives you an idea what’s in there. Still quite robust. I think activity is still quite good out there for us. Some of these are further along than others and by the end of the second quarter we would either expect to close these or not even — or get out of them entirely. We would expect to close these within the next six months or exit them entirely.

As far as the comment of the rain water purification. That’s an indication. We have industrial equipment that we are making rain barrels that are an ideal fit for our equipment. We have test in place right now with a couple of cities. The preliminary results are very encouraging. We think that this would be a great product line extension for that equipment. And quite frankly it’s a great thing for the environment to be able to capture rain water to use, nonportable rain water to be able to use to water plants. We are looking at that as a product line extension. If that takes off we will be letting you know how that goes in subsequent quarters.
Jim Lucas — Janney Montgomery Scott — Analyst
Are you selling directly to the municipality here?
Mike Gasser — Greif — Chairman & CEO
We will go through a variety of ways to sell this. And that hasn’t been fully vetted out yet. We will comment on that as we get closer.
Jim Lucas — Janney Montgomery Scott — Analyst
And in your prepared remarks after the rain water management, you made a reference to purification.
Mike Gasser — Greif — Chairman & CEO
Right.
Jim Lucas — Janney Montgomery Scott — Analyst
Is that separate or —
Mike Gasser — Greif — Chairman & CEO
That is separate. That is in its preliminary stages. We are having a conversation with groups of people who have interest in this and what we are looking at is our distribution network which is quite phenomenal in 220 locations around the world our manufacturing equipment and is there a way for us to develop products that can run on our machine and other people have filtration systems that we could actually make a difference as far as a potable water for people who don’t have safe drinking water. These are in preliminary stages. But we do have a commitment to sustainability in water is one of the points of sustainability. And if we can make it a business that’s a profitable business for our Company, it seems to be a win for everyone.
Jim Lucas — Janney Montgomery Scott — Analyst
Okay. Great. Thank you.
Operator
Our next question comes from Christopher Chun from Deutsche Banc. Please state your name.
Christopher Chun — Deutsche Banc — Analyst
Good morning, guys. First of all I want to ask about 4Q. The quarter benefited from higher than expected earnings in the land segment. As well as fairly low tax rate. So you back those two items out it looks to me like somewhat of a miss. I was wondering if there was anything that developed in 4Q that was a negative surprise relative to what you anticipated back on the 3Q call?

Don Huml — Greif — EVP & CFO
Now that’s a very good question, Chris. Let me address the effective tax rate first. And then the asset disposition gains and then also some of the head winds that were perhaps a bit stronger than we had originally anticipated. As far as the effective tax rate, as you know on a full year basis it is down 1.9 points. You can really point to the black liquor credit. We benefited very modestly, but there was about $3.9 million that translated to about two points. You could say that on a full year basis that contributed to the lower rate. But what I would quickly add is that we are really quite confident that the rate is sustainable based on an expected shift in the earnings mix that would be favorable based on the very strong improvement in profitability outside of the US. So we gave a fairly broad range for effective tax rate for next year. But there is no step down in our guidance bridge. It really implies that we should be able to sustain the rate for 2010. So that was really the first point I wanted to make.
As far as the asset disposition gains, those are a recurring component of our earnings albeit a lumpy one. But we would definitely don’t want that to mask what was a fundamentally strong operating performance before asset disposition gains. The fourth quarter we achieved a record operating profit before the disposition gains of 13.5% sequential earnings improvement of 35%. And that was really notwithstanding the challenges within our paper packaging business that were a bit greater than we had anticipated. The price cost squeeze is a result of lower container board pricing and higher recycled fiber costs. So that was worse than expected. Fortunately there were recent developments that are encouraging and could address that.
And then finally we did have some meaningful disruptions to our supply chain as a result of steel availability issues. Really both in North America and Europe. The one thing we have been managing about extreme volatility. And we just as we liquidated our high cost inventories, and had them at low levels based on the lower activity, we had an uptick and unfortunately the steal industry was severely curtailed and it took time to respond and as a result we experienced stockouts. We were incurring additional costs to transfer steel to other facilities. We were using different gauges in some cases. But we did incur some rather meaningful costs that really if you were to combine the impact of the paper packaging price cost squeeze and the supply — steel supply chain disruptions, it’s really an amount that would substantially offset that nontimber related component of the disposition gains.
Christopher Chun — Deutsche Banc — Analyst
Thanks for all that color, Don. That’s very helpful. For the record, I would agree with you that relative to your comps the quarter was still fine. It’s just that relative to what we expected based on what you said it just seems weak once you back out the land and the tax that’s all.
Don Huml — Greif — EVP & CFO
I really appreciate you mentioning the comparison to comps. Because I don’t mean to throw our paper packaging segment under the bus because there is a fairly comparable company that we highly admire and that is a very strong performer. We were able to deliver an operating profit margin 2X of that company. So I really do think that notwithstanding the challenges that it was a solid performance.
Christopher Chun — Deutsche Banc — Analyst
Okay. And then I wanted to drill down a little more in terms of the — on the assumptions underlying your 2010 guidance. On the paper packaging business, you mentioned that you were baking in a negative $15 million on price costs squeeze. So does that mean that you are not an accounting for any benefits from the $50 a ton price hike initiative that’s currently in the market container board?
Don Huml — Greif — EVP & CFO
We basically had assumed as part of our budgeting process there would be an increase but that it would occur at mid-year and really based on our fiscal year we would benefit perhaps by one-quarter. There is definitely upside potential if the price increase gets traction much earlier than had been assumed in our budget.
Christopher Chun — Deutsche Banc — Analyst
Right. And then in terms of the bridge you described earlier, I don’t recall that you mentioned any further benefits from any of these deals that Mike outlined?
Don Huml — Greif — EVP & CFO
Yes, we basically have $10 million for acquisitions. A conservative number I would also say that the initial year that the company is acquired an integrated is really one where we are embedding the Greif business system and we tend to shrink before we grow. So, yes, there will be some accretion. I think there is some upside potential. But we are providing $10 million as our assumption for the bridge.

Christopher Chun — Deutsche Banc — Analyst
Okay. Fair enough. And then maybe this is more appropriate in terms of looking out toward 2011. Mike mentioned that there were eight deals in the pipeline that might total $450 million. And I understand there is still some some issues whether or not they all got completed. In trying to think about what the order of magnitude impact might be, let’s say if two-thirds of those deals get done, you know, what would be the impact on 2011?
Mike Gasser — Greif — Chairman & CEO
Chris, I’m going to go back to 2010. We haven’t factored much in for those eight deals. So we will start with that. The $10 million is really the annualized deals we closed last year. Plus a deal we closed the first quarter this year. And maybe a little bit at the end of this year. I think as we get to 2011 we will wait until later until we close the deals and I think we will be in better shape to speculate because I think right now to speculate until we close is probably a little premature on that.
Christopher Chun — Deutsche Banc — Analyst
Okay. Fair enough. I will go ahead and turn it over. Thanks, guys.
Operator
Our next question comes from Steven Chercover from D.A. Davidson. Please state your question.
Steven Chercover — D.A. Davidson & Co. — Analyst
Good morning, everyone. Your color on the assumptions that you are baking in are very helpful. Just a little bit more on the volume. You indicated that you have seen sequential growth. You get 7.5% by basically maintaining the status quo. There is anything that you seen around your operations globally that give you pause, that make you fear perhaps is a double dip?
Don Huml — Greif — EVP & CFO
Steve, we haven’t seen that yet. I mean, we were cautious in that statement because everyone is concerned that potentially that could happen. But we have not seen that yet. Customer attitudes from with a we talked and what we read about them is fairly confident in light of what we all gone through from 2009. So I think we have a cautious approach by the 9% volume increase. I think we will continue to update everyone each quarter as we go forward as we look at volumes because that’s an important part of our story and everyone’s story. The only thing we can report on is that over the last four months we have seen sequential improvement and that gives us some comfort that the 9% is at least a good number sitting here right now.
Steven Chercover — D.A. Davidson & Co. — Analyst
And volumes certainly in the first half of your fiscal year were impacted by I would assume destocking throughout the economy in general. Do you believe there could be at some stage some restocking that would actually boost volumes beyond kind of the general takeaway demand?
Mike Gasser — Greif — Chairman & CEO
Yes. That possibility exists. I think people, us included are probably much more cautious on working capital. And inventory build. So because of the situation we all went through in 2009. Yes, I think that possibility exists. We don’t see it yet. I think it will see a much more of a cautious approach before people actually build inventories if they are anything like us because we are more cautious than we had been in the past.
Steven Chercover — D.A. Davidson & Co. — Analyst
Two more quick ones if I could. First of all there are some residual benefits from the Greif business initiatives that will trickle down into 2010. Are there any — there is a new round of initiatives that you are contemplating? Have you basically cut to the bone within your existing operations?

Mike Gasser — Greif — Chairman & CEO
I will start and then Don can jump in. We had talked last year before the crisis hit and we went into a contingency plan mode. We really have a new round that we are starting which is our best in class round which is really looking at the every operation and find out who does each process the best and trying to implement that in each location. So that is a new round that we had started last year. Really sort of got stopped a little bit as we went into the contingency plan mode and quite frankly I think delivered quite admirably on that contingency plan. So I assume that the economy is going to be better which we all assume. You will see us talking more and more about the best in class mode which we think can be a significant contributor long term to the results of Greif.
Steven Chercover — D.A. Davidson & Co. — Analyst
That was not explicitly mentioned in your bridge?
Mike Gasser — Greif — Chairman & CEO
It was not. We had not factored that in or anything of value for that.
Steven Chercover — D.A. Davidson & Co. — Analyst
Final question. Just between your mix of kind of petrochemical, pharmaceutical and agriculture, are there any trends within those sectors that are worth noting?
Mike Gasser — Greif — Chairman & CEO
No. I think we commented on those in the past and those have remained the same. The mix that we have is about the same and so there is nothing to date that we would want to comment on.
Steven Chercover — D.A. Davidson & Co. — Analyst
Great. Happy holidays. Best wish for 2010.
Mike Gasser — Greif — Chairman & CEO
Thank you.
Don Huml — Greif — EVP & CFO
Thanks.
Operator
Thank you. Our next question comes from Scott Blumenthal with Emerald Advisers. Please state your question.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Good morning, Mike and Don.

Mike Gasser — Greif — Chairman & CEO
Good morning.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Don, just a couple of clean up questions following your comments. Can you give us your expectations for Forex and what you are factoring in the guidance?
Don Huml — Greif — EVP & CFO
Yes.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Thank you.
Don Huml — Greif — EVP & CFO
Scott, for 2009, just as for level setting purposes, the Euro was 137. And we are — we do not have a step in the bridge for currency since it’s very difficult to predict. If there were no change from today with the Euro at 147, that would translate to about a $10 million benefit. So that would be one of the hard spots in bridge.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Okay, that’s helpful from a measure of degree here. And in the asset disposal area, do you have any more that you are still marketing at this point?
Don Huml — Greif — EVP & CFO
Well, we basically have 15 facilities that are part of our assets held for sale. So those transactions will occur really over the next 18 to 24 months.
Mike Gasser — Greif — Chairman & CEO
Scott, I would add that number could grow because as we continue to do acquisitions and consolidate, there is always new ones that come on. It would be an ongoing process for those facilities.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Okay. Understood. Do we have any facilities for sale out of those 15 that are a result of the most recent acquisitions?
Mike Gasser — Greif — Chairman & CEO
Not to date. Maybe in the future. Not to date.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
And just two more if I might. Mike, is blending and filling considered to be a consolidation opportunity or a product extension?

Mike Gasser — Greif — Chairman & CEO
We considered that as an adjacency.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Okay.
Mike Gasser — Greif — Chairman & CEO
Specifically. A different word but that was an adjacency.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Okay. And then therefore in your in your deal acquisition funnel when you talked about consolidation opportunities and new product extensions, blending and selling them as adjacency is out or one of those, too?
Mike Gasser — Greif — Chairman & CEO
No. Just that we don’t have a deal in the current mix that would be in the blending, filling arena.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Okay. That’s really helpful. And I guess the last one for Don, please. Don, you talked about the steel supply issues. And that they were meaningful costs during the quarter. You might have mentioned this and I might have missed it. But did you say that they more than offset the earnings from the facilities disposal?
Don Huml — Greif — EVP & CFO
What I basically said was that for the quarter, the $25 million in disposal gains, the two-thirds that was related to facility dispositions were substantially offset by the price costs squeeze combined with the supply chain disruptions.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Okay. Substantially but not completely?
Don Huml — Greif — EVP & CFO
Right, that’s correct.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
And then at this point are we suffering from the same type of steel supply issues? Or has that cleared up a little bit?
Don Huml — Greif — EVP & CFO
That has definitely cleared up. I appreciate you asking that question. Now that — it was really a result of the industry ramping up and really starting up blast furnaces and unfortunately that takes 30 to 60 day period. So when we reached that inflection point volumes increased. There was difficulty in terms of availability. But those issues have been since resolved.

Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Do you have any spots at all on the supply chain where you are struggling with the types of issues that you mentioned?
Don Huml — Greif — EVP & CFO
No.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Okay. Terrific. Thank you.
Don Huml — Greif — EVP & CFO
Thanks.
Operator
Our next question comes from Gregory DiMarzio with Century Capital. Please state your question.
Gregory DiMarzio — Century Capital — Analyst
Most of my questions have been answered so I will ask a big picture question. Last year your guidance had 325 to 375 and it seemed like wide end of the range and most of the year we were talking about the fact that that upper half of the range was sort of aspirational. This time around it’s a much narrower range and it seems like the tone of the call is that there is a lot of conservatism around it. If you could describe to us any — did the way that last year’s guidance get perceived have any effect on your thinking of this year or any thought process we should be aware of?
Mike Gasser — Greif — Chairman & CEO
I think, Greg, that I think we all lived through the challenging year in 2009 and I think conservativism is the better part of valor right now as you go forward. I think our conservativism is stemmed from the uncertainty of what 2010 is actually going to bring. The way we see it now, this would probably be viewed as conservative. But we were surprised that during last year and hopefully we won’t have that surprise. And we have no problem going through the quarter if we see better results to increase our guidance for the year which we had done in 2007 and 2008. We felt that we just need to give you our conservative view right now and we will update it as each quarter as we go forward.
Gregory DiMarzio — Century Capital — Analyst
All right, thank you. Most questions have been asked.

Mike Gasser — Greif — Chairman & CEO
Thanks.
Operator
Ladies and gentlemen, I will turn the conference back over to Deb Stohmaier for closing remarks.
Deb Stohmaier — Greif — VP Communications
Thank you. And thank you all again for joining us this morning. A digital replay of the conference call will be available in approximately one hour on the Company’s website at www.Greif.com. Have a great day.
Operator
This does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.